Exhibit 10.1
[D-Wave Quantum Inc. Letterhead]

September 17, 2026

Via Email
Greg Golkov

Re:    Appointment as Acting Chief Financial Officer

Dear Greg,

On behalf of the leadership team of D-Wave Quantum Inc. (the “Company”), I’m happy to offer you the temporary role of Acting Chief Financial Officer of the Company, effective September 2, 2026, and continuing until the Company hires a new Chief Financial Officer and that individual commences employment (the “Interim Period”). The Acting Chief Financial Officer role is a Section 16 officer position as defined under Section 16 of the Securities Exchange Act of 1934.

During the Interim Period, you will continue to have the title of SVP, Finance, and will report directly to the CEO. You will continue to work from your current work location, subject to business travel as may be required. Your employment during the Interim Period remains at-will, as set forth in your Employment Agreement with D-Wave Commercial Inc., dated April 24, 2023 (the “Employment Agreement”), which remains in full force and effect without modification.

Compensation Package

•Base Salary and Bonus: There is no change to your annual base salary or your annual bonus entitlements as a result of this interim appointment, each of which continues in accordance with your Employment Agreement.

•Responsibility Allowance: Beginning on September 2, 2026, and for the duration of your role as Acting Chief Financial Officer, you will be paid a responsibility allowance of $5,500.00 per month, less applicable taxes and deductions.

•Completion Bonus: In recognition of your successful completion of the Interim Period, you will be eligible for a one-time bonus of $67,000.00, less applicable taxes and deductions. The completion bonus will be paid on the Company’s next regular payroll date immediately following the start date of the new Chief Financial Officer.

•Special Equity Grant: Subject to approval by the Company’s Board of Directors or its delegate and the terms of the D-Wave 2022 Equity Incentive Plan, as amended (the "Plan") and the applicable award agreement, in recognition of your increased responsibilities, you will receive a one-time grant of restricted stock units ("RSUs") with a value of $550,000.00 on the grant date. The actual number of RSUs will be determined based on the 60-day average trading price of the Company’s common stock as of September 2, 2026. The grant will vest ratably on a quarterly basis over 1 year, beginning on September 2, 2026, provided that any unvested RSUs will immediately vest on the employment start date of the new Chief Financial Officer, subject to your continued service through such vesting dates and other conditions as documented in the award agreement and the Plan.

•Performance Condition: All compensation payable in connection with your Acting Chief Financial Officer role, including the responsibility allowance, the completion bonus and the vesting of the RSUs, is conditioned on you maintaining a performance in good standing with the Company throughout the Interim Period.

Other Terms and Conditions

•All other terms and conditions of your employment remain the same, except as detailed in this letter, and your Employment Agreement remains in full force and effect without modification. You acknowledge that the end of your temporary, interim assignment in and of itself will not constitute Good Reason under the terms of any agreement between you and the Company or its subsidiaries.

•This letter is not to be construed as a contract for employment in any particular position for any particular salary or time period.

Please make sure you have read and understand the terms and conditions of this letter. If you accept the appointment as Acting Chief Financial Officer, please sign this letter along with any other applicable forms. Should you have any questions, please reach out to me.

Sincerely,

/s/ Alan Baratz

Alan Baratz
CEO

Acceptance

I accept the terms of this letter and the appointment as Acting Chief Financial Officer of D-Wave Quantum Inc., effective September 2, 2026. I acknowledge that my Employment Agreement, dated April 24, 2023, remains in full force and effect without modification.

/s/ Greg Golkov
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Greg Golkov

September 17, 2026
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